Exhibit 99.1

October 28, 2019

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today, and the importance of our technology to our strategy for driving growth, competitive differentiation and financial returns. We’ll discuss a number of significant profit improvement opportunities specific to our operations. And we’ll give you the details of our third quarter financial performance and 2019 targets.

XPO is a top ten global logistics company with about $17 billion in annual revenue. We operate as a highly integrated network of people, technology and physical assets under the single brand of XPO Logistics. We use our network to help our customers manage their goods most efficiently throughout their supply chains.

As context, we have two reporting segments: transportation and logistics. Approximately 65% of our revenue comes from transportation. The other 35% is logistics, which we sometimes refer to as “supply chain” or “contract logistics.”

Our markets are highly diversified. The more than 50,000 customers we serve span every major industry and touch every part of the economy. Our revenue comes from from a mix of key verticals, such as retail and e-commerce, food and beverage, consumer packaged goods and industrial.

About 59% of our revenue in 2018 was generated in the United States, 13% came from France and 12% from the United Kingdom. Of the balance, Spain was the next largest at 5% of revenue. In total, we operate in 30 countries with 1,531 locations and approximately 100,000 employees.

Investor Highlights

These are the key factors driving our growth and returns:

•	We hold leading positions in the fastest growing areas of transportation and logistics. More than 60% of our revenue comes from industry sectors that are growing at 2-5x GDP.

•	Our rapid pace of innovation differentiates XPO’s services and makes the most of the talent and assets within our organization.

•	Our combination of scale, density, expertise and technology is critically important in e-commerce and omnichannel supply chains, where we have a strong global presence.

•	Currently, we hold less than 2% share of the total addressable market opportunity. Our share growth complements opportunities for further consolidation of fragmented markets.

•	Our scale also propels operating leverage, cross-selling, purchasing power and capacity to innovate.

•	Our business model is optimized for free cash flow generation in all parts of the cycle: 70% of our revenue is asset-light and 77% of our cost basis is variable.

•	We serve customers in different verticals with diverse economic cycles and the majority of our revenue is generated under long-term contracts (74% in 2018) — making our performance more resilient in a downturn.

•	Our maintenance capex is low, and we have the ability to adjust our capex and turn working capital into a source of cash in an economic downturn.

•	Our secret sauce has always been the world-class people we’ve attracted to XPO — not just our 35 executives, but also the 2,500 professionals at the next level, with blue-chip industry experience: our technologists, managers, engineers, logisticians and operators.

•	Importantly, we’re executing on 10 profit initiatives that are specific to XPO. In total, these initiatives represent an estimated $700 million to $1 billion of potential profit improvement by 2022.

XPO’s Self-Driven Profit Growth Opportunity

Looking at the 10 cost and revenue initiatives that, in total, represent up to $1 billion of potential profit growth opportunity by 2022, all are specific to our company and largely independent of the macro. Six of the 10 are driven directly by our technology. They exist because we’ve invested in innovation for years, and our investments are bearing fruit across our operations.

We estimate that 40% of the potential opportunity is related to revenue initiatives: advanced pricing analytics and revenue management tools, our digital freight platform, our shared distribution network and cross-selling to strategic accounts in Europe. The other 60% is related to cost initiatives: LTL process improvements, contract logistics automation, workforce productivity, European margin expansion, global procurement and further back-office optimization.

Our technology is the single most important driver of these levers. For example, our proprietary algorithms are key to our plan for LTL process improvements, as well as our advances in logistics automation — we’re targeting more than $100 million of incremental profit improvement in each of these areas. We’re applying data science to capture pricing opportunities across our transportation modes.. We’re building elasticity models to optimize mix, and while it’s still early, we’re seeing positive results.

Beyond the P&L, our technology is a way for us to strengthen our relationships with customers and serve them as completely as possible. The industry is evolving, and customers want to future-proof their supply chains — we offer that. We have the ability to solve complex problems with sophisticated, customized solutions underpinned by our digitalization and data science.

Behind these initiatives is a global technology team of approximately 1,800 experts assigned to different areas of the business, and with a common understanding of our goals. Their ability to apply cutting-edge thinking to commercial practices distinguishes XPO from other technology efforts in our industry.

This month, we became the first logistics company to partner with the Massachusetts Institute of Technology in its Industrial Liaison Program to advance business innovation. This is a unique opportunity for us to partner with MIT’s world-class research capabilities and realize new levels of productivity for our customers. At the same time, we’ll be providing input into the future of robotics, machine learning and systems engineering.

We’ve structured our technology organization to deliver a number of important advantages:

First, there are no sacred cows in our business. Each year, we make one of the largest tech investments in our industry at about $550 million. We’re determined to disrupt the marketplace and, where necessary, disrupt ourselves to drive long-term earnings growth.

Second, while our technology strategy is spearheaded by our chief information officer, the team itself is embedded across our North American and European operations. This provides a way to address opportunities in real time, with constant feedback loops that engage our operators and customers.

Third, we can deploy innovations globally across multiple operations in a relatively short time. We’ve built a highly scalable platform on the cloud to speed the development of new ways to increase efficiency, control costs and leverage our footprint. It’s a major reason why customers trust us with 160,000 ground shipments and more than 7 billion inventory units daily.

Because all of our services run on the same platform, we offer customers efficiencies that would be difficult or impossible to find elsewhere. For example, our customers can type a single number into Google to follow their goods through our warehouses and across our modes of transportation. This gives our large accounts an added incentive to use XPO for multiple solutions. The supply chain industry is wide open for disruptive thinking like this.

And fourth, we can take an innovation developed for one of our business units and distribute it across different service lines to drive widespread benefits. XPO Smart™ is a case in point. This proprietary XPO technology is a critical lever in our profit improvement plan — a suite of intelligent tools and analytics that self-adjusts site by site to drive productivity across our business units. We use these tools to improve our operations in a disciplined, consistent manner, as described below.

XPO Smart™

We designed XPO Smart™ to incorporate dynamic data science and machine learning to aid our managers in decision-making. We also use predictive analytics to understand the impact of operational decisions on future outcomes. All of this technology is proprietary to XPO.

Prior to XPO Smart™, like most of the industry we were managing warehouse labor spend through a combination of tribal knowledge and reactive analytics. Workers would receive reports on a Wednesday letting them know how they did on Monday. The benefits of moving to real-time visibility have been significant, and they’re just the tip of the iceberg:

•       5%+ labor efficiency improvements from the first wave of logistics site implementations;

•       10%+ increase in motor moves per hour from our LTL dock pilots; and

•       Employees who are more engaged in producing a winning performance.

The economics of rolling out XPO Smart™ are compelling: the payback is measured not in months or years, but in days. We’re able to show customers how real-time insights into productivity can drive allocation of resources and cost reductions.

All of this information is interpreted using machine learning, so that our software becomes continually smarter at site-specific modeling. Our managers use the tools to make informed decisions about the optimal shift length, the mix of LTL dock workers and drivers, the ratio of full-time to part-time warehouse labor, and the use of overtime.

The data also teaches our managers about infrastructure — sometimes it’s the physical space that creates inefficiencies. Our analytics track how goods flow through our warehouses and freight moves around our docks. We use that information to make improvements.

Here’s a real-life example: a large customer had been let down by another 3PL and needed us to take on 25% more volume for the peak season. It was coming up fast in 60 days. XPO Smart™ helped us manage the surge. We organized shift schedules, moved the customer’s inventory closer to the fulfillment stations and increased employee engagement. The customer’s experience was so positive, they’ve since asked us to take on 50% more volume.

To date, we’ve rolled out XPO Smart™ in approximately 100 of our logistics warehouses in North America. Europe has a five-site pilot underway. We plan to implement the tools in the balance of our North American warehouses over the next 12 to 15 months. In addition, we’ve deployed the technology in approximately 20 LTL locations and expect to roll it out to all 290 of our North American LTL service centers by the end of this year.

Ultimately, XPO Smart™ is an optimization engine focused on the same objectives that inform our operations companywide: productivity, visibility, customer service, operational excellence and control — all attained through the practical application of XPO-specific innovation.

Company Overview

We created XPO in 2011 to provide exceptional value for customers while generating meaningful returns for our shareholders. The supply chain industry has strong fundamentals for value creation: it’s vast, growing, fragmented and ripe for innovation, with underpenetrated market sectors.

Supply chains are unique by nature — each one is a network spanning every step a company must take to move its goods from the origin to the end-user. Our customers typically have supply chains that include vendors, manufacturers, labor, assets, technologies, data and other resources. We believe that our ability to provide customers with integrated, end-to-end solutions gives us a significant competitive advantage.

There are secular industry trends in our favor, including the ongoing growth in e-commerce, just-in-time inventory management and the globalization of supply chains. Many customers, particularly national or multinational companies, prefer to use large, multimodal service providers to manage more than one aspect of their supply chain. This is borne out by our own experience. At year-end 2018, 90 of our top 100 customers were using at least two XPO service lines, and 55 of the 100 were using five or more of our services. Four years ago, these numbers were close to zero.

Our service offering is asset-light overall, with assets accounting for just under a third of revenue. In 2018, our net capex was 2.4% of revenue — a notably lower percentage than asset-intensive competitor groups in our industry, such as less-than-truckload, truckload, parcel and rail carriers. The assets we do own or lease are critical components of the customer services we provide: 787 contract logistics facilities, 480 cross-docks, trucking assets of 16,000 tractors and 40,000 trailers, and intermodal assets of 9,500 53-ft. boxes and 5,000 chassis.

We market our service offering using a two-pronged sales strategy: earn a greater share of wallet with our existing customer base and penetrate high-growth verticals where companies have a need for multiple XPO services.

Over the past three years, we quadrupled the number of strategic account managers in North America, beefed up sales support, raised incentive compensation and invested in new training and analytics to drive cross-selling. We also added sales associates and sales support personnel for our North American LTL organization. In Europe, we created a strategic account management team that deepened our European bench strength of senior-level sales talent in both transportation and logistics. In the third quarter, our global sales pipeline remained above $4 billion for the third consecutive quarter.

The scope of our services gives us the opportunity to engage with many different types of customers. We are:

•	The second largest contract logistics provider worldwide, and the largest outsourced e-fulfillment provider in Europe;

•	A top three LTL provider in North America, and a leading LTL provider in Western Europe;

•	The second largest freight broker worldwide, with the largest owned road fleet in Europe;

•	The largest last mile logistics provider for heavy goods in North America;

•	The third largest provider of intermodal freight services in North America;

•	The largest manager of expedited shipments in North America by ground, air and automated carrier procurement;

•	A global provider of managed transportation solutions, with technology-enabled control towers, managed expedite capabilities and dedicated capacity; and

•	A global freight forwarder with an integrated network of ocean, air, ground and cross-border services.

In addition, we create value through the cross-fertilization of best practices. We’re sharing knowledge across our service range with an emphasis on high-impact areas of operation, such as customer service, sales, safety, training, warehouse management, cross-dock operations, equipment maintenance and human resources.

Looking solely at the markets where we already operate, the total addressable opportunity is more than 50 times the size of our present revenue base.

Overview of Logistics Operations

Contract Logistics

Contract logistics is an asset-light business characterized by long-term contractual relationships, low cyclicality and a high-value-add component that deters commoditization. It has low capex requirements as a percentage of revenue, which leads to strong free cash flow conversion and ROIC.

As the second largest contract logistics provider worldwide, we’re at the forefront of a $120 billion sector that’s estimated to grow at 2-3x GDP. Our logistics footprint stands at 195 million square feet of facility space globally — this makes us attractive to multinational customers, as does our vertical expertise, technology and engineering capabilities.

The majority of our top contract logistics customers have investment-grade credit ratings. They represent the preeminent names in retail and e-commerce, food and beverage, technology, aerospace, wireless, industrial and manufacturing, chemical, agribusiness, life sciences and healthcare. We also have strong positions in fast-growing sub-verticals: for example, XPO is the number one provider of fashion logistics in Italy. There are very few logistics companies with our breadth of vertical expertise — most of our competitors specialize in one or two verticals.

When we secure a new logistics contract, the initial tenure is approximately five years on average, with a historical renewal rate around 95%. These relationships can lead to cross-selling and a wider use of our services, such as inbound and outbound logistics.

Our logistics offering encompasses a range of services for the purpose of helping our customers control costs and increase efficiency. We provide value-added warehousing and distribution, e-commerce and omnichannel fulfillment, cold-chain solutions, reverse logistics, packaging and labeling, factory support, aftermarket support, inventory management and order personalization services, such as laser etching. In addition, we provide highly engineered solutions and optimization services, such as production flow management.

Our competitive positioning in logistics is as a technology leader. We’re innovative and agile, with the ability to handle complex implementations, and we’re a huge proponent of advanced automation. With robotics, for instance, we work with about 30 of the top robotics companies in the world, culled from hundreds of suppliers.

Reverse logistics, also called returns management, is a fast-growing area of contract logistics and one where we have a high profile as a quality provider. In 2018, we managed about 170 million returns. It’s a multifaceted service that includes inspections, repackaging, refurbishment, resale or disposal, refunds and warranty management. These are high-value services for any company with consumer end-markets, because consumers are increasingly test-driving the products they buy online. Our technology is a major differentiator.

One of our largest contract logistics wins to date is an omnichannel reverse logistics facility we began ramping up in mid-2018. Our customer is a large footwear and apparel company; we’ve partnered on a 1.1 million square foot returns processing center in the US. The site has been custom-designed to dramatically improve the processing time it takes to get products back into the supply chain once they’re returned through retail, wholesale and e-commerce channels.

We’re leveraging our complementary strengths in Europe and North America to make inroads with new verticals. For example, in Europe, we’re a specialist in food and beverage logistics, which includes staples that are less sensitive to economic cycles. Our European food and beverage experts are helping us build this business in North America. In the US, we’re strong in aerospace and other high-tech sectors; this is opening new doors for us overseas.

Logistics Automation

Contract logistics processes are ripe for transformation through technology. Order fulfillment times are compressing, most notably in the direct-to-consumer space. What used to be a five-day process is now down to one day or less. The most cost-effective way to meet customer expectations is through advanced automation and intelligent machines — robots and cobots (collaborative robots), automated sortation systems, automated guided vehicles (AGVs) and goods-to-person systems.

These technologies deliver critical improvements in speed, control, accuracy and productivity. Importantly, robots are also a way to enhance worker safety and overall quality of employment. Our US warehouse safety record for OSHA reportable incidents is running at approximately 25% of the industry average. That’s come down from last year as we continue to add more automation.

We’ve found that goods-to-person systems improve employee productivity by 4-5x. Cobots have a 2x benefit to productivity. And autonomous goods-to-person systems take automation even further, bringing inventory to workers at pick-and-pack stations. Stationary robot arms repeat demanding tasks with absolute precision 3x faster than would be possible manually. Robotics are particularly valuable in tight labor markets where wage inflation and labor shortages can erode customer margins.

Another major driver of logistics automation is consumer demand for speed, particularly in e-commerce. Increasingly, people want their goods in one or two days, or even the same day. The crescendos to peak periods are steeper and the peaks themselves are higher. We use automation to help manage these demands. We’ve also developed analytics that predict future peaks based on data histories and forecasted customer spend. And it’s notable that about 10% to 35% of all e-commerce orders result in returned goods, which creates reverse peaks at certain times of year. We’ve been able to shave several days off the reverse process through automation, enabling customers to get product back on the shelf for resale.

In the third quarter, we increased cobot deployments in our warehouses in preparation for this year’s retail holiday peak. Once fourth quarter fulfillment diminishes, we can repurpose these cobots for 2020 customer startups in our logistics pipeline and continue rolling them from implementation to implementation.

In addition, we’ve differentiated XPO from other logistics providers by our ability to create a synchronized environment across automation platforms. Early last year, we launched our proprietary warehouse management platform; it integrates robotics and other advanced automation into our operations with a high degree of control, even when complex, third-party software is involved. Our warehouse platform is a key competitive advantage, particularly in multichannel environments.

Other competitive differentiators for XPO are our order management tool (OMx), which gives customers deep visibility into fulfillment flows, and our business analytics dashboard (BMx), which gives customers XPO tools to manage their supply chains. Our connection management software (CMx) facilitates the seamless integration of SAP, Oracle and other customer systems, allowing us to engage in sophisticated demand planning.

Numerous blue-chip companies entrust us with the satisfaction of their customers. For Nestlé, the world’s largest food and beverage company, we’ve developed a warehouse of the future in the UK, scheduled to open next year. Nestlé indicated to us that only two companies could execute on the goals they set, and we were seen as the most innovative and the fastest-moving of the two. The new warehouse will be fully automated and is expected to process more than a million pallets per year. It will have the highest throughput of any facility in Nestlé’s fulfilment network. Our European innovation lab is being relocated to this site, where it will function as both a think tank and a launch pad.

Overview of Transportation Operations

Our other segment — transportation — includes our lines for truck brokerage, truckload transportation, less-than-truckload transportation, managed transportation, last mile, intermodal, expedite and global forwarding. The multimodal capabilities of our digital transportation platform support growth across these service lines.

XPO Connect™

XPO Connect™ is our company’s proprietary digital freight marketplace. It has a shipper interface, a pricing engine, a carrier interface and a driver mobile app called Drive XPO™. The core of the platform is our powerful, proprietary Freight Optimizer system, which has been the backbone of our brokerage operation for years. We’re capitalizing on years of tech investments and market know-how.

The platform provides visibility across multiple transportation modes; this has established the groundwork to continually improve service, capture share and reduce costs. In essence, our technology is positioning XPO for the future of transportation, where shipper and carrier activities become increasing automated.

The current capabilities of XPO Connect™, as well as the tremendous potential of future applications, establishes this technology as a competitive moat encircling our transportation service lines.

Truck Brokerage and Transportation

XPO utilizes a blended transportation model of brokered, owned and contracted capacity for truck transportation. The non-asset portion of our model is variable cost and gives us extensive flexibility. It includes brokered transportation services, as well as contracted capacity with independent owner-operators.

Brokerage is compelling to us for a number of reasons. In addition to low fixed costs, it has high free cash flow conversion and minimal capex requirements, with tailwinds from outsourcing and supplier consolidation. Trucking is a core supply chain service – many XPO customers who use our other lines of business need truckload brokerage as well. Examples of brokered freight include industrial flows of raw materials and finished goods, consumer goods, sensitive or high-value freight, and freight that requires high security.

XPO Connect™ is continually improving our brokerage service through automation, making us more productive and differentiating our service. We’re able to customize the customer experience based on freight requirements and business-specific rules. KPIs can be filtered by factors like delayed shipments, weather or traffic.

On the carrier side, drivers use the Drive XPO™ app to interact with XPO Connect™ and book loads in the marketplace. They can “buy it now” at the published price or place a counteroffer on a load. They can post their capacity, submit e-paperwork and set preferences that trigger the automatic allocation of loads based on size, type and geography, all from their truck.

In North America, approximately 37,000 of the independent truckload carriers in our brokerage network are already registered on XPO Connect™, with carrier adoption gaining traction every month. The network itself represents close to a million trucks. This capacity is vitally important to shippers — they value our ability to find them trucks and drivers under all kinds of market conditions.

In Europe, the largest components of our transportation operations are LTL, dedicated transport and brokerage. In 2018, these three service lines combined generated about 80% of our European transport EBITDA. We also have a non-dedicated truckload business in Europe that provides on-demand capacity for our customers.

Less-Than-Truckload (LTL)

Our LTL business in North America is asset-based; it utilizes employee drivers, a fleet of tractors and trailers for linehaul, pickup and delivery of pallets, and a national network of terminals. We’re a top three LTL provider in the US, with a network that covers about 99% of all zip codes.

In Western Europe, where we’re a leading LTL provider, we utilize the optimal model for each national market. In the UK, for example, we own the trucks and employ the drivers, whereas in Spain, we contract with independent carriers for capacity. In France, we use a blended model. In areas where we use independent carriers, we support those relationships with XPO terminals and staff.

Our LTL team is laser-focused on on-time, damage-free performance. Using one of the industry’s most modern fleets, we deliver more than 20 billion pounds of freight a year. We have over 20,000 LTL customers in North America alone, primarily local accounts, and we’ve significantly increased the number of salespeople dedicated to serving and growing this base. We’re also diversifying our base by selling LTL across more verticals.

We’ve nearly doubled EBITDA in LTL in the three years since we acquired this business, and we’ve brought the operations a long way forward. In the third quarter this year, we realized an operating ratio of 82.3% and an adjusted operating ratio of 80.8% – this is our best third quarter adjusted operating ratio for LTL yet. We remain on track to generate at least $1 billion of EBITDA in LTL in 2021.

Our technology roadmap for LTL focuses on the main components of the LTL service lifecycle: linehaul, pickup-and-delivery, and pricing. We also use XPO Smart™ to enhance productivity in yard and dock operations.

Our linehaul network is how we move LTL freight across the country. To put it in perspective, we move freight 2.6 million miles a day on average, or 655 million miles a year. Currently, only 10% to 15% of our volume travels direct. With intelligent route-building, such as bypass optimization, we can reduce empty miles, improve load factor and mitigate cargo damage, shaving our $1.3 billion of annual linehaul spend. The process lets us deploy trucks deeper into the network and the freight is handled fewer times, which saves time and costs.

Our linehaul bypass models work with massive amounts of data, including shipment details, customer information, ride-by times, service level agreements and hazmat designations. The data is passed through three proprietary optimization models; most other LTL carriers use one model or none. Bypass recommendations are based on volume and density, taking freight dimensions into account to identify gaps in trailer utilization. We estimate that every percentage point increase in trailer utilization translates into about $10 million of EBITDA.

Our technology optimizes other areas of linehaul as well. Compliance and exception management information can be easily accessed by our planners and freight flow teams. Decisions are supported by key metrics, such as must-arrive-by times. Our linehaul team has the ability to look at real-time trailer-building images from service centers in our network, confirming optimal trailer counts. And we use proprietary algorithms to analyze photos of errant pallets, identify the product and reroute it. We launched this application just months ago, and it’s already on track to help us save around $3 million in freight recovery costs this year.

The second major component of LTL optimization is pickup-and-delivery — We currently have $650 million of annual P&D spend ripe for optimization. The new routing and visualization tools we’ve developed help our dispatchers improve route density, which reduces miles per stop and cost per stop.

Our P&D optimization plan focuses on adjusting to traffic realities in real time, accommodating late-breaking customer requests and generally managing surprises. We’ve created a more intuitive interface for our dispatchers, and we use machine learning to predict loading and unloading windows based on customer service histories.

The tools give our dispatchers visibility into the profit impact of route adjustments and help them act more efficiently. For example, two stops near each other could be moved to the same route and handled by a single truck and driver. Our drag-and-drop tools show the dispatcher whether a contemplated adjustment will make the plan better or worse. Sometimes a route change looks reasonable on the surface but has a negative impact on cost or service.

The third area of LTL optimization is pricing. Here, we’re using elasticity models to adjust for current lane conditions. The goal is to price as intelligently as possible to balance the network. Most often, but not always, this also improves yield.

For larger accounts, we’re using modeling to create “sticky” pricing proposals. Our algorithms incorporate data from past customer behavior and real-time market conditions to make the proposals as relevant as possible for our customers. For small to mid-sized accounts, we’ve greatly improved the software that our local account executives use to price lanes. Our salespeople can now price in real time, which aids our ability to capture share.

Currently, we provide quotes on nearly half of the freight in the US LTL market. We convert less than half of those quotes into revenue. For the first six months of 2019, without the benefit of our optimization tools, this equated to $1.9 billion of revenue on $9 billion of rate quotes. As the math suggests, we have a large EBITDA opportunity in LTL.

While each component of our plan delivers its own benefits, we also expect a strong synergistic effect on LTL as a whole. For example, when we optimize truck routes, this benefits asset utilization, driver utilization, customer service and yield, and should reduce our carbon footprint by decreasing empty miles.

Managed Transportation

XPO is a top five global provider of managed transportation, with approximately $2.7 billion of freight under management. We provide this non-asset service to shippers who want to outsource some or all of their transportation modes and related activities. These activities can include freight handling, such as consolidation and deconsolidation, labor planning, inbound and outbound shipment facilitation, documentation and customs management, claims processing and 3PL supplier management, among other services.

While managed transportation is still a small component of our revenue, it’s ramping up now that we’ve integrated it with our XPO Connect™ platform. In the third quarter, we grew managed transportation revenue by 22% with a tailwind from our technology. The three arms of our managed transportation offering are control tower solutions, managed expedite and dedicated capacity.

XPO control tower experts are trained in operations, analytics, procurement and customer service. They design the optimal routes for a given supply chain, source the most efficient carriers and ensure a high level of performance. They also apply lean-based analysis to shipping patterns and oversee vendor performance, freight audits and payments, claims, charge-back notifications and other processes.

Our dedicated managed transportation service is a turnkey solution we tailor for each customer. It includes drivers, tractors, trailers, maintenance, management, fuel and KPI reporting. The service is facilitated by our proprietary, web-based system for the digital procurement and tracking of time-critical freight. We have thousands of vetted ground carriers in our independent expedite network with equipment ranging from cargo vans to flatbeds, as well as domestic and international air options.

We recently signed the largest contract in the history of our European transportation business. This is a multi-year dedicated transportation agreement in the UK with British Gypsum valued at £55 million a year. We’re partnering with British Gypsum to transform their UK supply chain into a single, digitally-managed transportation network.

Last Mile Logistics

Our last mile services are predominantly asset-light: we use independent contractors to perform transportation and over-the-threshold deliveries and installations. In North America, these services are supported by a network of 85 hubs that extend our last mile footprint to within 125 miles of approximately 90% of the US population.

XPO is the largest facilitator for the home delivery of heavy goods in North America, and yet we hold just 8% share of this sector in the US. Our last mile customers include big-box retailers that sell appliances, furniture, exercise equipment, large electronics and other heavy or bulky items. There’s an ongoing shift toward consumers buying these items online, and given our specialization in heavy goods, home-delivery demand is a significant growth opportunity for us.

Last mile for heavy goods is a service-intensive business that we do very well. We have a cohesive network that we launched in 2013, when we bought the leading last mile company in North America; we then integrated three more highly regarded last mile providers over 18 months. Our retail and e-commerce customers benefit from the tens of millions of dollars we’ve invested in last mile technology.

In Europe, which is another fragmented last mile landscape, there’s a large opportunity for us to apply our technology and best practices. We’ve established last mile operations for heavy goods in several European countries and won some sizable contracts. These are small but growing operations in a sector where our expertise is valued.

We recently launched XPO Connect™ in our last mile service for heavy goods and we’ve moved our first large customer onto the platform. We expect to have the technology pushed out to all last mile customers in early 2020, providing real-time ETAs for home deliveries, and enabling custom notifications and e-rescheduling.

These features enhance our consumer-friendly capabilities already in place, such as feedback loops, voice tracking of shipments with Google Home® and Amazon Alexa®, and augmented reality, which shows an item inside the home before it’s delivered. The key in last mile is to keep consumer satisfaction as high as possible. We’re the only last mile provider for heavy goods to invest in digital consumerization to this degree.

Intermodal

Intermodal involves the long-haul portion of containerized freight movements. This is an additional growth opportunity for us within our freight brokerage unit. Services include rail brokerage, local drayage performed by independent trucking contractors, and on-site operational services. XPO has one of the largest drayage networks in the US, with more than 2,400 independent owner-operators and access to over 25,000 drayage trucks.

The nature of intermodal is that demand is influenced by external factors, such as the availability of truck capacity. When truck capacity is relatively tight, that’s good for intermodal — the same is true of high fuel prices. In general, intermodal can be a much less expensive mode for freight that is not time-sensitive. The main drivers of customer satisfaction are cost effectiveness, ready capacity and service performance.

Our proprietary Rail Optimizer technology is a growth engine and a competitive advantage for us in intermodal; it enables constant communication with the railroads and provides a high level of visibility into the door-to-door movements of long-haul freight. We use sensors on our containers that tell us where a container is located, whether it’s full or empty, and whether the door is open. These are just some of the ways we add value for our intermodal customers.

Expedite

We offer expedited transportation, a non-asset business, as part of our freight brokerage operations in North America. Expedited shipments are time-critical goods or raw materials that have to get somewhere very quickly, typically on little notice.

We use a network of contracted owner-operators to handle expedited ground transportation, and an electronic bid platform to assign air charter loads. A large and separate component of our expedite operations is our proprietary transportation management platform, which awards loads electronically based on online carrier bids. These transactions primarily happen on a machine-to-machine basis. The technology initiates a new auction on the internet every few seconds, and we take a fee for facilitating the process.

One key driver of expedite demand is the trend toward just-in-time (JIT) urgent shipments. JIT is a supply chain strategy that requires 3PL support for both manufacturing production and inventory management. As the largest manager of expedited shipments in North America, we can act very quickly, often saving our customers from disastrous monetary loss.

Our expedite group serves other XPO service lines as well. For example, if a track repair stalls a rail container, we can off-load those goods to an expedite ground carrier in our network or put them on a chartered aircraft. This ability to find solutions to almost any challenge is a major advantage of using XPO.

Global Forwarding

We provide non-asset global forwarding services in a $150 billion sector where shippers depend on our domestic, cross-border and international expertise. The freight we forward may have origins and destinations within the same country or move between countries or continents. Shipments may travel by ground, air, ocean or some combination of these modes.

XPO has a network of independent market experts and licensed customs brokers that provide local oversight in thousands of key trade areas worldwide, and we operate a subsidiary as a non-vessel operating common carrier (NVOCC). We have an opportunity to grow market share in freight forwarding through our forwarding offices on four continents.

A Culture with Purpose

In conveying our strengths, we believe that equal weight should be given to the human face of XPO. Our company employs approximately 100,000 extraordinary individuals who have great insights about our customers and our business.

In 2018, XPO management reviewed more than 32,000 employee survey responses and acted on countless suggestions; for example, the establishment of a permanent, US-based relief fund for colleagues in disaster areas. This powerful feedback loop is an important driver of our culture, which seeks to engage our employees, customers, investors and the global community through open communication. The surveys are one way we encourage a sense of ownership in XPO throughout our organization.

Our culture is also about being safe, respectful, entrepreneurial, innovative and inclusive — it's about having compassion, being honest and respecting diverse points of view, while operating as a team. We reinforce our culture through diverse worksites, open-door management, the XPO University training curriculum, our Workplace virtual community and equal opportunity hiring policies. We also support causes important to our employees, such as the Susan B. Komen Foundation’s fight against breast cancer.

In addition, we have robust ethical guidelines that foster physical and emotional safety at work and clearly define prohibited behavior, such as harassment, dishonesty, discrimination, workplace violence, bullying, conflicts of interest, insider trading and human trafficking.

Our Pregnancy Care Policy, developed over the last year, is a gold standard not just for our industry, but for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, a woman receives up to 20 days of 100% paid prenatal leave for health and wellness and other preparations for her child's arrival.

Our female employees can request pregnancy accommodations without fear of discrimination, including "automatic yes" accommodations, such as changes to work schedules and the timing or frequency of breaks, or assistance with certain tasks. More extensive accommodations are easily determined with input from a doctor. Furthermore, we guarantee that a woman will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she will remain eligible for wage increases while receiving alternate work arrangements.

We’ve also partnered with a leading healthcare network for women and families to offer supplemental health services from over 1,400 practitioners in 20 specialties via a virtual clinic. In total, more than 30 quality benefits are available to XPO women and families in the US. These include fertility services, prenatal and postpartum care, paid family bonding and a return-to-work program.

Sustainability is another priority for us. It’s an area where XPO has already set an example in the industry, giving us an opportunity to build on that position. Our company has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for four consecutive years, and in 2016 we were awarded the label “Objectif CO2” for outstanding environmental performance of transport operations in Europe by the French Ministry of the Environment and the French Environment and Energy Agency.

The warehouse of the future that we’re creating with Nestlé will be sited on man-made plateaus, with landscaping to minimize the visual impact to nearby settlements. Additional sustainability measures include environmentally friendly ammonia refrigeration systems, energy-saving LED lighting, air-source heat pumps for administration areas and rainwater harvesting.

A number of our logistics facilities are ISO14001-certified, which ensures environmental and other regulatory compliances. We monitor fuel emissions from forklifts in our warehouses, and we have protocols in place to take immediate corrective action if needed. Our packaging engineers ensure that the optimal carton size is used for each product slated for distribution, and when feasible, we purchase recycled packaging. As a byproduct of our reverse logistics operations, we recycle millions of electronic components and batteries each year.

In transportation, we’ve made substantial capex investments in fuel-efficient Freightliner Cascadia tractors in North America; these use EPA 2013-compliant and GHG14-compliant SCR technology. Our North American LTL locations have numerous energy-saving policies in place and are implementing a phased upgrade to LED lighting.

In Europe, we own one of the industry’s most modern road fleets: 98% compliant with Euro V, EEV and Euro VI standards, and with an average truck age of approximately three years. We also own a large fleet of natural gas trucks operating in France, the UK, Spain and Portugal. Recently, we made a significant investment in 100 new Stralis Natural Power Euro VI tractors for our less-than-truckload network in France. These tractors use a combination of liquified and compressed natural gas (LNG/CNG) to generate lower NOx emissions than the Euro VI standard and reduce noise in densely populated areas.

We’ve also begun piloting electric vehicles for last mile deliveries in urban areas, reducing emissions to zero. And we use government-approved mega-trucks in Spain — these can significantly reduce CO2 emissions due to their larger carrying capacity.

The development of our culture will continue to be a steady march forward, as it has since our founding in 2011. In April, we published our inaugural Sustainability Report, a global document that covers 2018 data and initiatives. In addition, we publish a Corporate Social Responsibility Report for our European operations. Both documents can be found at https://sustainability.xpo.com.

Third Quarter 2019 Financial Highlights1

In the third quarter, we grew EPS by 54% and grew adjusted EPS by 33% year-over-year. We also delivered a solid beat on adjusted EBITDA, outpacing the macro through cost control and margin discipline.

We reported the following results for the third quarter 2019, compared with the same period in 2018 year-over-year:

•	$4.15 billion of revenue, down 4%

•	(0.5%) organic revenue[2]

•	$117 million of net income[3], up 16%

•	$1.14 diluted earnings per share, up 54%

•	$121 million of adjusted net income[4], unchanged

•	$1.18 adjusted diluted earnings per share, up 33%

•	$438 million of adjusted EBITDA, up 6%

•	$278 million of cash flow from operations, down 3%

•	$257 million of free cash flow, up 49%

$2.5 Billion Share Repurchase Program

Our strong balance sheet gives us considerable flexibility in making the best capital allocations on behalf of our stockholders. We’ve raised, or refinanced at attractive terms, over $3 billion of debt from public and private investors since December 2018, while extending our maturity profile. XPO has no significant debt maturing until June 2022.

When our share price dropped through year-end 2018, we paused M&A in favor of buying back our own stock — a rare opportunity to create compelling shareholder value. We’re very good at M&A, and we’ll return to acquisitions when the time is right.

From December 14, 2018, through June 30, 2019, we repurchased 35.2 million shares of XPO common stock at a $53.42 average price per share, for a total cost of approximately $1.9 billion.

1   Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation.

2   Commencing in the first quarter of 2019, the company excludes direct postal injection revenue in its last mile business from its calculation of organic revenue growth and continues to exclude fuel and foreign currency exchange. The company ceased offering its direct postal injection service in the first quarter of 2019.

3,4   Net income attributable to common shareholders.

These numbers were unchanged from June 30, 2019, as we didn’t purchase any stock in the third quarter.

The company is not obligated to repurchase any specific number of shares and can suspend or discontinue the program at any time.

2019 Financial Targets

Our full-year 2019 financial targets5 are:

•	Revenue of (2.5%) to (4.0%) year-over-year, from (1%) to 1% previously; which translates to organic revenue growth of flat to 1.0%, from 2.5% to 4.5% previously, reflecting our expectation for continued softness in the macro environment;

•	Adjusted EBITDA in the range of $1.675 billion to $1.725 billion, or year-over-year growth of 7% to 10%, unchanged from prior guidance;

•	Free cash flow in the range of $575 million to $675 million, unchanged;

•	Net capital expenditures in the range of $400 million to $450 million, unchanged;

•	Depreciation and amortization in the range of $745 million to $765 million, from $765 million to $785 million previously;

•	Effective tax rate in the range of 23% to 25%, from 25% to 28% previously; and

•	Cash taxes in the range of $110 million to $130 million, from $130 million to $150 million previously.

Clear Path for Continued Growth and Profitability

In summary, we’re continuing to execute our growth strategy in the trillion-dollar addressable market where we operate. We’re focused on running the business as efficiently, profitably and safely as possible so that our customers, investors and employees can benefit. XPO’s capacity for innovation, propelled by scale, will continue to be a defining characteristic of our value creation.

We see an opportunity to further differentiate our company on the basis of superior customer service and proprietary technology. Our ability to drive efficiencies through technology in so many parts of the supply chain — from sourcing to final destination — clearly resonates with customers. This, plus our collaborative approach to customer relationships, are major reasons why 69% of Fortune 100 companies use XPO.

When we receive awards for excellence from world-class companies, such as Dow Chemical, Boeing, Diebold, Ford, GM, Nissan, Nordstrom, Raytheon, The Home Depot and Whirlpool, we know we’re doing our job. In July, we were awarded a contract extension through 2024 by the Tour de France as their official transportation partner. This the 39th consecutive year we’ve partnered with the Tour, and we take great pride in supporting the race participants on the world stage, as we do with other global competitions: the Schneider Electric Paris Marathon, Tour Voile, Evian Gold Championship, Arctic Race of Norway, Freeride World Tour and Coupe de France.

5   Updated as of October 28, 2019.

In 2016, XPO made the Fortune 500 list for the first time, and one year later, we were named the fastest-growing transportation company on the list. In 2018, Fortune named us to their Fortune Future 50 list. Gartner has ranked us as a Magic Quadrant 3PL leader for three consecutive years. Recently, we were named a Winning “W” Company by 2020 Women on Boards for the gender diversity of our board of directors.

In Italy, we were awarded Logistics Company of the Year for innovation two years in a row. Logistics Manager named us 3PL of the Year. And in the UK, we were voted one of Glassdoor’s top three Best Places to Work. Forbes ranked us as the top-performing US company on the Global 2000 and one of America’s Best Employers. In March, Forbes named us one of the best companies to work for in Spain. We thank our employees for creating the culture that has led to these recognitions.

This year, Fortune once again named us one of the World's Most Admired Companies, and ranked us first in our category of trucking, transportation and logistics. Many of the criteria for Most Admired Companies mirror strengths of XPO: innovativeness, long-term investment value, financial soundness, wise use of corporate assets and effectiveness in conducting a global business.

Today, our company is more capable of creating significant shareholder value than at any time in its history. It’s worth noting that about 19% of XPO’s diluted outstanding shares are held by company executives and directors, which aligns their interests with those of our public shareholders. We’re continuing to grow adjusted EBITDA faster than revenue by managing our costs and capital with discipline.

The 10 self-driven initiatives we’ve identified represent a pool of approximately $700 million to $1 billion of potential profit growth by 2022, largely independent of the macro. While we won’t get the full billion dollars, we’re excited about the size of the prize and the meaningful potential uplift to our profitability.

While the first eight years of XPO have been defined by significant accomplishments, our greatest opportunities to serve the interests of our investors and customers are still ahead.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to the accompanying slide presentation.

XPO’s non-GAAP financial measures for the three and nine months ended September 30, 2019 used in this document include: earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA on a consolidated basis; free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) ("adjusted EPS"); adjusted operating income and adjusted operating ratio for our North American less-than-truckload business; and organic revenue and organic revenue growth for the logistics segment and on a consolidated basis.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction, integration and rebranding costs as well as adjustments for restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments primarily relate to the rebranding of the XPO Logistics name on our truck fleet and buildings. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as adjusted net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment, with adjusted net cash provided by operating activities defined as net cash provided by operating activities plus cash collected on deferred purchase price receivables. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain restructuring costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations, fuel surcharges and revenue associated with our direct postal injection service in last mile.

With respect to our 2019 financial targets for adjusted EBITDA, free cash flow and organic revenue, as well as our 2021 target for EBITDA in our North American less-than-truckload business, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our 2019 financial targets for our consolidated revenue and organic revenue, adjusted EBITDA, free cash flow, net capital expenditures, depreciation and amortization, effective tax rate and cash taxes, as well as our 2021 target for EBITDA in our North American less-than-truckload business and our potential profit growth opportunity by 2022. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target," "trajectory" or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers' demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom's likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.